Exhibit 11.1

                       EVEREST REINSURANCE HOLDINGS, INC.


                        COMPUTATION OF EARNINGS PER SHARE
                              TREASURY STOCK METHOD
                               SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)


                                                 PRIMARY       FULLY DILUTED
                                                 EARNINGS         EARNINGS
                                                PER SHARE        PER SHARE
                                               -----------     -------------
Net income                                     $   117,234

Weighted average common shares outstanding      50,475,356

Earnings per share based on weighted average
  of common shares                             $      2.32
                                               ===========



Dilutive effect of stock options                   271,794           307,296
Dilutive effect of options exercised                   882               909
Dilutive effect of options cancelled                 3,131             3,306

Average number of common shares outstanding     50,475,356        50,475,356

Average number of common and common
  equivalent shares outstanding                 50,751,163        50,786,867

Net income                                     $   117,234     $     117,234

Earnings per share                             $      2.31     $        2.31
                                               ===========     =============

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